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                                                                     EXHIBIT 1.2


                           SOLICITING DEALER AGREEMENT

           SALOMON SMITH BARNEY GLOBAL DIVERSIFIED FUTURES FUND L. P.

                  100,000 Units of Limited Partnership Interest

Ladies and Gentlemen:

                  We have entered into an agreement (the "Selling Agreement") with, and have agreed to act as selling agent for, SALOMON SMITH BARNEY GLOBAL DIVERSIFIED FUTURES FUND L. P., a New York limited partnership (the "Partnership"), in connection with the sale of up to 100,000 units of limited partnership interest in the Partnership (the "Units"). The Units and the terms of the offering are more fully described in the enclosed prospectus, receipt of which you hereby acknowledge.

                  We are hereby inviting certain dealers, subject to the other terms and conditions set forth below and in such Prospectus, to solicit subscriptions for the Units. Such dealers who execute and deliver a Soliciting Dealer Agreement are referred to herein as "Soliciting Dealers". You hereby confirm that you are a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD") or if you are a non-member broker or dealer in a country other than the United States, that you will comply with the provisions of Rules 2730, 2740 and 2750 of the Conduct Rules of the NASD (the "Rules") in making any sales to purchasers within the United States to the same extent as if you were a member of the NASD and to comply with Rule 2420 of the Rules as that Rule applies to a non-member broker/dealer in a country other than the United States. You hereby confirm that you are registered with the Commodity Futures Trading Commission ("CFTC") and you are a member of the National Futures Association ("NFA") as an introducing broker or a futures commission merchant if you will receive any portion of the commodity brokerage fees paid by the Partnership and any of your associated persons who receive continuing compensation in the form of a portion of the commodity brokerage commissions are duly registered with the CFTC as an associated person of a futures commission merchant or introducing broker and are associate members of the NFA (qualified as an associated person by having taken the Series 3 Commodity Exam or having been "grandfathered" as an associated person qualified to do commodities brokerage).

                  The public offering price of the Units is to be $1,000 per Unit during the Offering Period (as defined in the Selling Agreement), with the minimum purchase being $5,000 except in the case of employee benefit plans, as to which the minimum purchase is $2,000 (subject to higher minimum investments required by certain states). You shall be paid as selling commissions a total of up to $__ per Unit sold.
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                  In the event that the sale of Units for which you have
solicited a Subscription Agreement shall not occur, whether by reason of the failure of any condition specified herein or in the Subscription Agreement or in the Selling Agreement, rejection of the subscription by the Partnership or otherwise, no commission in respect thereof shall be due. Commissions will be payable only with respect to transactions lawful in the jurisdictions where they occur.

                  You agree to retain in your records and make available to us and the Partnership, for a period of at least six years, information establishing that each purchaser of the Units pursuant to a Subscription Agreement solicited by you is within the permitted class of investors under the requirements set forth in the Prospectus, and under the requirements, if any, of the jurisdiction in which such purchaser is a resident.

                  All subscriptions solicited by you will be subject to acceptance by us and by the Partnership and we reserve the right in our uncontrolled discretion to reject any such subscription, to accept or reject subscriptions in the order of their receipt by the Partnership or otherwise, and to allot. Neither you nor any other person is authorized to give any information or make any representations other than those contained in the Prospectus in connection with the sale of any of the Units. No Soliciting Dealer is authorized to act as agent for us when offering any of the Units to the public or otherwise, it being understood that you and each other Soliciting Dealer are independent contractors with us. Nothing herein contained shall constitute you or any other Soliciting Dealer an associate or partner with us.

                  Upon release by us, you may offer the Units at the Price to the Public set forth in the Prospectus, subject to the terms and conditions hereof.

                  This Agreement shall terminate upon the termination of the Selling Agreement, unless earlier terminated. We may terminate this Agreement at any time by written or telegraphic notice.

                  We shall have full authority to take such action as we may deem advisable in respect of all matters pertaining to the offering. We shall be under no liability to you except for lack of good faith and for obligations expressly assumed by us in this Agreement. Nothing contained in this paragraph is intended to operate as, and the provisions of this paragraph shall not constitute, a waiver by you of compliance with any provision of the Securities Act of 1933, as amended (the "1933 Act"), or of the rules and regulations thereunder.

                  Upon application to us, we will inform you as to the jurisdictions in which we believe the Units have been qualified for sale under, or are exempt from the requirements of, the respective securities laws of such jurisdictions, but we assume


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no responsibility or obligation as to your right to sell Units in any jurisdiction.

                  You confirm that you are familiar with Securities Act Release No. 4968 and Rule 15c2-8 under the Securities Exchange Act of 1934 (the "1934 Act"), relating to the distribution of preliminary and final prospectuses, and confirm that you have complied and will comply therewith, as well as with all other applicable provisions of the 1933 Act and 1934 Act, and the rules and regulations promulgated thereunder. We will make available to you, to the extent they are made available to us by the Partnership, such number of copies of the Prospectus as you may reasonably request for the purposes contemplated by the 1933 Act, the 1934 Act, and the applicable rules and regulations thereunder.

                  You confirm your obligation to transmit customer funds to the escrow agent in accordance with Rule 15c2-4 under the 1934 Act and the NASD's Notices to Members 84-7, 84-64 and 87-61. Investors will be instructed to make checks payable to European American Bank, Escrow Agent for SALOMON SMITH BARNEY GLOBAL DIVERSIFIED FUTURES FUND L. P., Subscribers' Escrow Account No. 002-*******. Each Soliciting Dealer shall promptly, upon receipt of checks, drafts or money orders from subscribers for Units, transmit such checks, drafts or money orders, together with a copy of the executed Subscription Agreement, to the Escrow Agent by noon of the second business day after the General Partner receives the subscription documents for purposes of a suitability determination, which documents were forwarded to the General Partner by noon of the next business day following receipt of the check by the Soliciting Dealer.

                  You represent to us that you have complied or will comply with Paragraphs (b)(2) and (b)(3) of Rule 2810 of the Conduct Rules of the NASD, which sections require as follows:

SUITABILITY

         (b)(2)(A) A member or person associated with a member shall not underwrite or participate in a public offering of a direct participation program unless standards of suitability have been established by the program for participants therein and such standards are fully disclosed in the prospectus and are consistent with the provisions of subparagraph (B) below.

                  (B) In recommending to a participant the purchase, sale or exchange of an interest in a direct participation program, a member or person associated with a member shall:

                           (i) have reasonable grounds to believe, on the basis of information obtained from the participant concerning his investment objectives, other investments, financial situation and needs, and any other information known by the member or associated person, that:


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                                    a. the participant is or will be in a
                  financial position appropriate to enable him to realize to a significant extent the benefits described in the prospectus, including the tax benefits where they are a significant aspect of the program:

                                    b. the participant has a fair market net
                  worth sufficient to sustain the risks inherent in the program, including loss of investment and lack of liquidity; and

                                    c. the program is otherwise suitable for the
                  participant; and

                           (ii) maintain in the files of the member documents disclosing the basis upon which the determination of suitability was reached as to each participant.

                  (C) Notwithstanding the provisions of subparagraphs (A) and
         (B) hereof, no member shall execute any transaction in a direct participation program in a discretionary account without prior written approval of the transaction by the customer.

                  (D) Subparagraphs (A) and (B), and, only in situations where the member is not affiliated with the direct participation program, Subparagraph (C), shall not apply to:

                           (i) a secondary public offering of or a secondary market transaction in a unit, depositary receipt, or other interest in a direct participation program for which quotations are displayed on Nasdaq or which is listed on a registered national securities exchange; or

                           (ii) an initial public offering of a unit, depositary receipt or other interest in a direct participation program for which an application for inclusion on Nasdaq or listing on a registered national securities exchange has been approved by Nasdaq or such exchange and the applicant makes a good faith representation that it believes such inclusion on Nasdaq or listing on an exchange will occur within a reasonable period of time following the formation of the program.

DISCLOSURE

         (b)(3)(A) Prior to participating in a public offering of a direct participation program, a member or person associated with a member shall have reasonable grounds to believe, based on information made available to him by the sponsor through a prospectus or other materials, that are material facts are adequately and accurately disclosed and provide a basis for evaluating the program.


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                  (B) In determining the adequacy of disclosed facts pursuant to subparagraph (A) hereof, a member or person associated with a member shall obtain information on material facts relating at a minimum to the following, if relevant in view of the nature of the program:

                  (i) items of compensation;
                  (ii) physical properties;
                  (iii) tax aspects;
                  (iv) financial stability and experience of the sponsor;
                  (v) the program's conflict and risk factors; and
                  (vi) appraisals and other pertinent reports.

                  (C) For purposes of subparagraphs (A) or (B) hereof, a member or person associated with a member may rely upon the results of an inquiry conducted by another member or members, provided that:

                           (i) the member or person associated with a member has reasonable grounds to believe that such inquiry was conducted with due care;

                           (ii) the results of the inquiry were provided to the member or person associated with a member with the consent of the member or members conducting or directing the inquiry; and

                           (iii) no member that participated in the inquiry is a sponsor of the program or an affiliate of such sponsor.

                  (D) Prior to executing a purchase transaction in a direct participation program, a member or person associated with a member shall inform the prospective participant of all pertinent facts relating to the liquidity and marketability of the program during the term of the investment; provided, however, that this paragraph (b) shall not apply to an initial or secondary public offering of or a secondary market transaction in a unit, depositary receipt or other interest in a direct participation program which complies with subparagraph (2)(D).

                  Any notice from us to you shall be deemed to have been duly given if mailed or telegraphed to you at the address to which this Agreement is mailed.


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                  Please confirm your agreement hereto by signing and returning to us the enclosed duplicate of this letter. Upon receipt thereof, this letter and such signed duplicate copy will evidence the agreement between us. Notice will thereafter be given to the Partnership in order that you shall become a party to the Selling Agreement.

                                         Very truly yours,

                                         SALOMON SMITH BARNEY INC.

                                         By________________________________

AGREED AND ACCEPTED:

__________________________________
(Name of Soliciting Dealer)

By________________________________
  (Signature of Soliciting Dealer)

__________________________________
(Address to which all communications
are to be sent)

Dated as of October 21, 1998


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